Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES INITIAL INTERNAL CONTROL FINDINGS

Newport Beach, Calif., November 5, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that as part of its ongoing review and analysis of internal controls over financial reporting for Sarbanes-Oxley compliance, management discovered that, due to a 1998 programming error in the Company’s computer-based accounting systems, the systems have failed to properly reverse accrued interest on certain charged off accounts since 1998. Management estimates that the aggregate amount of unreversed accrued interest on such charged off accounts since 1998 is approximately $3.1 million, on an after tax basis.

Consequently, management and the Company’s audit committee, in consultation with the Company’s auditors, Grobstein, Horwath & Company LLP and after preliminary discussions with the Company’s former auditors, KPMG LLP, has determined to restate its financial statements for the years ended December 31, 2001, 2002 and 2003 and subsequent interim periods to correct the impact of unreversed accrued interest of these charged off accounts. Management believes the impact of correcting the unreversed accrued interest will be a reduction in net income after tax for each of the periods of approximately $389,000 in 2001, $690,000 in 2002, $1.1 million in 2003 and $650,000 for the first two quarters of 2004. The impact for years prior to 2001 will be an aggregate reduction to retained earnings totaling approximately $271,000. These estimates are still subject to audit.

The Company originates and acquires for investment retail automobile installment sales contracts. In 1998, the Company reprogrammed its computer-based accounting systems when it expanded its operations outside California and began purchasing simple interest automobile installment sales contracts. Prior to that date, the Company only acquired pre-compute retail automobile installment sales contracts in which pre-computed interest is added to the principal amount and amortized over the life of the contract. The accounting systems were reprogrammed to automatically reverse accrued interest on all charged off accounts in a two-step process. However, as part of the Sarbanes-Oxley compliance review, management recently discovered that the second step of the process was incorrectly programmed as to simple interest contracts and, as a result, the interest receivable balance on those charged off accounts continued to build over time and was not appropriately reversed against interest income. Although the Company periodically tested the amounts of interest receivable on its current contracts for reasonableness, the programming error did not become apparent because the total amount of interest receivable appeared reasonable on a portfolio basis, however the interest receivable amounts were actually overstated. The impact of this error became more significant as the Company’s automobile loan portfolio under the simple interest method grew over time. Management has corrected the programming error and verified that the system will properly account for interest accruals on charged-off loans going forward.

As a result of management’s determination, the Company’s published financial statements for the years ended December 31, 2001, 2002 and 2003, including the auditor’s reports thereon, and subsequent interim periods and any earnings releases, should not be relied upon until the completion of the audit of such corrections and the issuance by the Company of corrected and restated financial statements for 2001 and subsequent periods. Any corrections and restatements at this time remain subject to audit and no timetable has been established for the audit. Additionally, it is possible that as the Company continues its ongoing review and analysis of internal controls over financial reporting for Sarbanes-Oxley compliance, additional weaknesses in internal controls may be discovered. Such discovery could adversely impact the Company’s ability to report its financial condition and results of operations, It should be noted that no matter how well designed and operated, a control system can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. In addition to potential risks and uncertainties detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission, other factors include, among other things, the outcome of the Company’s independent review and planned restatement or revisions to its previously announced or filed financial results and any communications of the Company’s auditors of the existence of material weaknesses in internal controls. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.